PBF Energy and PBF Logistics Announce Retirement of Michael Gayda

PARSIPPANY, NJ – November 4, 2014 – PBF Energy Inc. (NYSE: PBF) and PBF Logistics LP (NYSE: PBFX) announced today that Michael Gayda, President of PBF Energy Inc. and PBF Logistics LP, has elected to retire, effective around year-end. Mr. Gayda will continue to be involved in day-to-day management until his retirement. Mr. Gayda will remain on the board of directors of the General Partner of PBF Logistics LP and will continue to serve in his capacity as a director after his retirement as President.

PBF Energy and PBF Logistics CEO Tom Nimbley said, “It has been a pleasure working with Mike over the last six years. As a founding member of PBF Energy, he had a critical role in building PBF Energy from the ground up. Since inception, Mike has been a key director and executive overseeing many aspects of the growth of the company. Using his broad industry experience and familiarity with the refining and logistics sectors, Mike has been a central part of all of our transactions and his expertise and counsel have been invaluable in our journey to create value for our investors. We are pleased that he will remain active on the board of PBF Logistics LP’s General Partner and wish Mike, his wife Pattie and his family well in the future.”

Thomas D. O’Malley, Executive Chairman of PBF Energy and Chairman of PBF Logistics, said, “Mike Gayda has made an extraordinary contribution to PBF. I am extremely pleased that Mike will continue his association with the company via his role as a director of PBFX’s general partner.”

Forward-Looking Statements
Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which may be beyond the company's control, that may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the company's filings with the SEC, as well as the risks disclosed in PBF Logistics LP's SEC filings and any impact PBF Logistics LP may have on the company's credit rating, cost of funds, employees, customers and vendors; risks relating to the securities markets generally; and the impact of adverse market conditions affecting the company, unanticipated developments, regulatory approvals, changes in laws and other events that negatively impact the company. All forward-looking statements speak only as of the date hereof. The company undertakes no obligation to revise or update any forward-looking statements except as may be required by applicable law.

About PBF Energy Inc.
PBF Energy Inc. (NYSE:PBF) is one of the largest independent refiners in North America, operating, through its subsidiaries, oil refineries and related facilities in Delaware City, Delaware, Paulsboro, New Jersey and Toledo, Ohio. Our mission is to operate our facilities in a safe, reliable and environmentally sensitive manner, provide employees with a safe and rewarding workplace, become a positive influence in the communities where we do business, and provide superior returns to our investors.

PBF Energy Inc. also indirectly owns the general partner and approximately 51.1% of the limited partner interest of PBF Logistics LP (NYSE: PBFX).

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PBF Contacts:
Colin Murray (investors)
ir@pbfenergy.com
Tel: 973.455.7578

Michael C. Karlovich (media)
mediarelations@pbfenergy.com
Tel: 973.455.8994